EXHIBIT 23.2
                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Innovative Valve Technologies, Inc. on Form S-1 of our report dated January 17, 1997(January 31, 1997 as to Notes 2 and 7) on the consolidated financial statements of Harley Industries, Inc. as of October 31, 1995 and 1996 and for each of the three years in the period ended October 31, 1996, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

Tulsa, Oklahoma
July 18, 1997